Exhibit 10.9

GRANT AGREEMENT

This Grant Agreement (this “Agreement”) is made by and between SUSTAINABLE GRANT MAKING PARTNERS FUND, a nonprofit corporation organized under the laws of the State of Delaware (the “Fund”), and NUVOX PHARMA, LLC, a Limited Liability Company organized under the laws of Arizona (“Grantee”), effective as of December 30, 2022 (the “Effective Date”).

RECITALS

A. The Fund is organized and operated for charitable, religious, scientific, literacy, or educational purposes, or the prevention of cruelty to children or animals, within the meaning of Section 501(c)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “IRC”) and is classified as a private foundation under IRC Section 509(a).

B. Grantee intends to carry out certain charitable, educational and/or scientific activities within the meaning of IRC Section 501(c)(3).

C. The Fund wishes to make a grant to Grantee for the purpose of carrying out certain charitable, educational and/or scientific activities, subject to the terms and conditions stated in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

TERMS AND CONDITIONS

1.	Grant Amount and Purpose. Subject to the terms and conditions herein, the Fund agrees to grant and deliver to Grantee One Hundred Fifty Thousand Dollars ($150,000) (the “Grant”) payable in US Dollars for research including clinical development of technology pertaining to therapeutic uses of dodecafluoropentane emulsions. as more fully described in Exhibit A attached hereto (the “Purpose”).

2.	Use of Funds. Grantee shall use the Grant funds only for the Purpose. Grantee shall repay to the Fund any portion of the Grant funds that is not spent or committed for the Purpose. Grantee may not make any changes to the Purpose without the Fund’s prior written approval.

3.	Reporting. To enable the Fund to evaluate the effectiveness of the research funded by this Grant, Grantee shall submit to the Fund a written report for any annual accounting period of Grantee during which Grantee receives, holds, or spends any of the Grant funds. The report shall contain: (1) a narrative description of Grantee’s use of Grant funds and the progress that Grantee has made toward achieving the purposes for which this Grant was made; (2) a financial accounting of Grantee’s expenditure of Grant funds (including salaries, travel, and supplies); (3) copies of any publications resulting from the Grant; (4) a report on Grantee’s compliance with the terms of this Agreement, and (5) such other information regarding the operations, activities, and financial condition of the Grantee as the Fund may from time to time reasonably request to discharge any expenditure responsibility and to otherwise monitor the charitable benefits intended to be served by the Grant. If more than one report is required, the final report shall respond to each of these five items both for the period covered by the final report and for Grantee’s use of all Grant funds and charitable activities from the date of the disbursement of this Grant until Grantee expended the last of the Grant funds. Reports are due to the Fund 90 days after the close of the accounting period of Grantee covered by the report.

Contact Name

Date

4.	Recordkeeping and Accounting. Grantee shall treat Grant funds as restricted assets. As long as any portion of the Grant funds remains unspent, Grantee shall maintain those funds in a separate account on Grantee’s books that is restricted to the specific charitable project for which this Grant is made. All expenditures made in furtherance of the purposes of the Grant shall be charged off against the Grant and shall appear on Grantee’s books. Grantee shall keep adequate records to substantiate its expenditures of Grant funds, providing the information ordinarily required by commercial investors under similar circumstances, including the information specified in Section 3. Grantee shall make these books and records available to the Fund at reasonable times for review and audit, and shall comply with all reasonable requests of the Fund for information and interviews regarding use of Grant funds. Grantee shall keep copies of all relevant books and records and all reports to the Fund for at least four years after completion of the use of the Grant funds.

5.	Prohibited Uses. Grantee shall not use any portion of the Grant funds:

a.	To attempt to influence legislation, within the meaning of IRC Section 4945(d)(1), as interpreted by its accompanying regulations;

b.	To influence the outcome of any specific election for candidates to public office, or to carry on, directly or indirectly, a voter registration drive within the meaning of IRC Section 4945(d)(2), as interpreted by its accompanying regulations;

c.	To make any grants to individuals that do not comply with Section 4945(d)(3) of the IRC (that is, Grantee may not make any grant to an individual for travel, study, or other similar purposes, unless such grant has been awarded on an objective and nondiscriminatory basis pursuant to a procedure approved in advance by the Internal Revenue Service);

d.	To make any grants to organizations that do not comply with Section 4945(d)(4) of the IRC (that is, Grantee may not make any grant to an organization unless such organization is a public charity, or Grantee exercises expenditure responsibility in accordance with Section 4945(d)(4)(B) and 4945(h));

Contact Name

Date

e.	To undertake an activity for any purpose other than a religious, charitable, scientific, literary, educational, or other purpose specified in IRC Section 170(c)(2)(B); or

f.	To induce or encourage violations of law or public policy, to cause any private inurement or improper private benefit to occur, or to take any other action inconsistent with IRC Section 501(c)(3).

6.	No Earmarking; Grantee Discretion and Control. Grantee retains full discretion and control over the selection process and shall act completely independently of Fund with respect to the selection of any subgrantee or contractor convenient or necessary to carry out the purposes of the Grant. The Fund has not earmarked Grant funds to any particular subgrantee or contractor, and there is no agreement, written or oral, by which Fund may cause Grantee to choose a particular subgrantee or contractor.

7.	Recovery of Grant and Issuance of Equity to the Fund.

(a)	Definitions. As used in this Section 7, the following terms shall have the following definitions, each of which will be interpreted in a manner consistent with the interpretation of the corresponding definitions in that certain Term Sheet for Convertible Promissory Note Financing of NuvOx Pharma LLC signed by Grantee and the New World Angels, Inc. (the “Term Sheet”):

(i)	Recovery Event means any of the following events:

(A)	A Change of Control;

(B)	Equity Financing; and

(C)	Liquidity Event.

(ii)	The Repayment Amount means the lesser of (i) the total portion of the Grant that has been distributed to Grantee and (ii) the fair market value of the securities required to be issued to the Fund pursuant to Section 7(c) below.

(iii)	A Change of Control means any (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Grantee having the right to vote for the election of members of the Grantee’s board of directors, which person or group did not have such beneficial ownership immediately before such transaction or series of related transactions (ii) any reorganization, merger or consolidation of the Grantee, other than a transaction or series of related transactions in which the holders of the voting securities of the Grantee outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Grantee or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Grantee.

Contact Name

Date

(iv)	Equity Financing means a bona fide transaction or series of transactions with the principal purpose of raising capital, in the aggregate, of $5,000,000 or more, pursuant to which the Grantee issues and sells preferred stock or common stock at a fixed pre-money valuation.

(v)	Liquidity Event means an Initial Public Offering.

(vi)	Valuation Cap is $25,000,000, subject to the Term Sheet

(vii)	Cap Price means the price per share equal to the Valuation Cap divided by the Grantee capitalization on a fully diluted basis, assuming conversion of all vested and unvested options or convertible securities, immediately prior to the applicable Recovery Event.

(b)	Recovery Option and Notice. Grantee shall provide the Fund with written notice if Grantee enters into any agreement to effect a Recovery Event at least 30 days before it occurs and provide the Fund: (i) in the case of a Recovery Option arising from an Equity Financing or Change of Control, a copy of the agreements governing the Equity Financing or the Change of Control, as the case may be; or (ii) in the case of a Recovery Option arising from a Liquidity Event, the agreements, including underwriting agreements and indemnity agreement, required by the investment banker or underwriter in connection with the conduct of that Liquidity Event (as the case may be, the “Recovery Event Agreements”). Recovery Event Agreement may include agreements and documents requiring the Fund to certify that it is an accredited investor, grant, or be subject to, additional rights or restrictions with respect to the securities sold or purchased in the Recovery Event, such as co-sale rights and obligations, obligations and rights of first refusal, prior purchase rights, voting agreements, market lock-ups and other obligations or restrictions. The Fund may, by written notice delivered to Grantee within ten (10) business days after the Fund’s receipt of such notice, require Grantee to repay the Grant in the manner provided below (the “Recovery Option”). In no event will Grantee be obligated, whether the Fund exercises the Recovery Option or not, to make any repayment of any portion of the Grant in cash.

Contact Name

Date

(c)	Repayment and Purchase. If the Recovery Option is exercised, and provided that the Fund has complied with its obligations hereunder with respect to the execution and delivery of the applicable Repurchase Event Agreements, Grantee shall repay the Grant proceeds to the extent of the Repayment Amount, provided that such repayable proceeds shall not, in any event, be repaid in cash but instead shall be immediately credited towards the Fund’s purchase of a number of newly issued shares of capital stock of Grantee. The amount of such capital stock in Grantee is determined as follows:

(i)	If the Fund has exercised its Recovery Option with respect to an Equity Financing, Grantee shall issue a number of shares of capital stock of Grantee issued in such financing, equal to the number of such shares that would have been purchased if the Fund had paid cash in the maximum amount of the Grant payable to Grantee under this Agreement for such capital stock issued at a price per share/unit equal to the lesser of (A) 20% discount to the per share price of the Equity Financing or (B) the Cap Price.

(ii)	If the Fund has exercised its Recovery Option with respect to a Change of Control or Liquidity Event, Grantee shall issue a number of shares of common stock equal to the number of shares that would have been purchased if the Fund had paid cash in the maximum amount of the Grant payable to Grantee under this Agreement for such shares at a price per share equal to the Cap Price.

(iii)	If the Fund informs Grantee that it will exercise its Recovery Option, Grantee will inform Fund (within 5 days of such notification) if the number of shares/units credited to Fund will represent 17% or more of the outstanding voting stock of Grantee, as calculated on a fully diluted basis immediately following such issuance.

(iv)	In connection with the exercise of its Recovery Option, the Fund must sign and deliver to Grantee the Recovery Event Agreements and comply with any other conditions and obligations under the Recovery Event Agreements for closing of the Recovery Event. The Recovery Event Agreement may supersede, change or supplement this Agreement as regards restrictions on transfers, legends, and other matters none of which will give rise to, or constitute, a breach of this Agreement by Grantee.

(v)	The Fund understands that, if it elects the Recovery Option, the Securities have not been, and will not be, registered under the Securities Act or state securities laws, by reason of specific exemptions from the registration provisions thereof which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Fund’s representations as expressed herein. The Fund understands that the Securities are “restricted securities” under U.S. federal and applicable state securities laws and that, pursuant to these laws, the Fund must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission (”SEC”) and registered or qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Fund acknowledges that Grantee has no obligation to register or qualify the Securities for resale and further acknowledges that, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to Grantee which are outside of the Fund’s control, and which Grantee is under no obligation, and may not be able, to satisfy. The Fund understands that no public market now exists for the Securities and that Grantee has made no assurances that a public market will ever exist for the Securities.

Contact Name

Date

(d)	The Fund’s Treatment of Recovery Option Exercise. If the Fund exercises the Recovery Option pursuant to Section 7(b) above, the Fund shall:

(i)	Recognize the Repayment Amount as an amount received or accrued as repayment of a qualifying distribution within the meaning of IRC Section 4942(f)(2)(C) for purposes of calculating the Fund’s distributable amount under IRC Section 4942(d).

(ii)	Classify the acquisition of equity pursuant to Section 7(c) above as an investment separate from the original Grant and, more specifically, as a purchase of the acquired equity in exchange for a purchase price equal to the Repayment Amount.

(e)	investment Representations and Warranties of the Fund. The Fund hereby represents and warrants that:

(i)	This Agreement is made with the Fund in reliance upon its representation to Grantee, which the Fund hereby confirms by executing this Agreement, that the Fund will acquire any securities in connection with the exercise of its Recovery Option (collectively, the “Securities”) solely for investment for the Fund’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Fund has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Fund further represents that the Fund does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities. The Fund has not been organized solely for the purpose of acquiring the Securities.

Contact Name

Date

(ii)	The Fund acknowledges that, if it elects to exercise the Recovery Option, it will have obtained and received all the information it considers necessary or appropriate to enable it to make an informed decision concerning the election of the Recovery Option. The Fund confirms that Grantee has not given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Securities. In deciding to exercise its Recovery Option, the Fund will not rely on the advice or recommendations of Grantee and will make its own independent decision that the exercise of the Recovery Option is suitable and appropriate for the Fund. The Fund understands that no federal or state agency has passed upon the merits or risks of an investment in the Securities or made any finding or determination concerning the fairness or advisability of this investment.

(iii)	The Fund is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The Fund must furnish any additional information requested by Grantee or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Securities.

(f)	Termination of Recovery Option. This Section 7 shall continue and shall only terminate upon the issuance of securities pursuant to Section 7(c) above or upon repayment in full of the Grant. In the event that the Fund receives notice of a Recovery Event from Grantee and does not elect the Recovery Option, then this Section 7 shall continue to remain in force until repayment of the Grant. Once the Fund has received equity securities pursuant to the exercise of a Recovery Option, no further Recovery Option shall be exercisable under this Section 7(b) and Grantee will, thereafter, have no obligation to repay the Grant.

(g)	Impact on Reporting Provisions. For purposes of Section 3 of this Agreement, the repayment of the Grant proceeds to the Fund pursuant to this Section 7 shall constitute an expenditure of such proceeds by Grantee.

8.	No Pledge. Neither this Agreement nor any other statement, oral or written, nor the making of any contribution or grant to Grantee, shall be interpreted to create any pledge or any commitment by the Fund or by any related person or entity to make any other grant or contribution to Grantee or any other entity for this or any other project. The Grant contemplated by this Agreement shall be a separate and independent transaction from any other transaction between the Fund and Grantee or any other entity.

9.	Notice. Grantee shall give the Fund prompt written notice of any change in (a) Grantee’s legal or tax status, (b) Grantee’s executive staff or key staff responsible for achieving the purposes of the Grant, or (c) Grantee’s governing body.

Contact Name

Date

10.	Publications; License. Grantee will make commercially reasonable efforts to publish general observations and summaries of its research findings funded by this Grant and make such findings available to the public. Any information contained in publications, studies, or research funded by this Grant shall be made available to the public following such reasonable requirements or procedures as the Fund may establish from time to time. Nothing herein is deemed to make any transfer or assignment, or grant of a license or any right under or to, any of Grantee’s intellectual property rights, all of which, as between the parties, are and will remain exclusively owned or controlled by Grantee.

11.	Grant Announcements. Grantee shall submit in advance to the Fund, for review and revision at the sole discretion of the Fund, any announcements Grantee intends to make regarding the Grant, and any publications referring to the Grant that Grantee intends to publish other than in its annual reports or tax returns. The Fund may include information on the Grant in its periodic public reports.

12.	Terrorist Activity. Grantee warrants that it does not support or conduct, directly or indirectly, violence or terrorist activity of any kind.

13.	Indemnification. Grantee irrevocably and unconditionally agrees, to the fullest extent permitted by law, to defend, indemnify, and hold harmless the Fund, its officers, directors, employees, and agents, from and against any and all claims, liabilities, losses, and expenses (including reasonable attorneys’ fees) directly, indirectly, wholly, or partially arising from or in connection with any act or omission of Grantee, its employees, or agents, in applying for or accepting the Grant, in expending or applying the Grant funds or in carrying out any project or program to be supported by the Grant, except to the extent that such claims, liabilities, losses, or expenses arise from any act or omission of the Fund, its officers, directors, employees, or agents.

14.	No Agency. Grantee is solely responsible for all activities supported by the Grant funds, the content of any product created with the Grant funds, and the manner in which any such product may be disseminated. This Agreement shall not create any agency relationship, partnership, or joint venture between the parties, and Grantee shall make no such representation to anyone.

15.	Further Acknowledgements of Grantee. Grantee acknowledges that it understands its obligations imposed by this Agreement, including but not limited to those obligations imposed by reference to the IRC. Grantee agrees that if Grantee has any doubts about its obligations under this Agreement, including those incorporated by reference to the IRC, Grantee will promptly contact the Fund or legal counsel.

16.	Waivers. Except at expressly provided herein, the failure of the Fund to exercise any of its rights under this Agreement shall not be deemed to be a waiver of such rights.

17.	Remedies. If the Fund determines, in its reasonable discretion, that Grantee has substantially violated or failed to carry out any provision of this Agreement, including but not limited to failure to submit reports when due, the Fund may, in addition to any other legal remedies it may have, refuse to make any further Grant payments to Grantee under this or any other grant agreement, and the Fund may demand the return of all or part of the unexpended Grant funds, which Grantee shall immediately repay to the Fund. The Fund may also avail itself of any other remedies available by law.

Contact Name

Date

18.	Captions. All captions and headings in this Agreement are for the purposes of reference and convenience only. They shall not limit or expand the provisions of this Agreement.

19.	Entire Agreement. This Agreement supersedes any prior or contemporaneous oral or written understandings or communications between the parties and constitutes the entire agreement of the parties with respect to its subject matter. This Agreement may not be amended or modified, except in a writing signed by both parties.

20.	Governing Law. This Agreement shall be governed by the laws of the State of California applicable to contracts to be performed entirely within the State.

[remainder of page intentionally left blank]

Contact Name

Date

[Please have an authorized officer of Grantee sign two (2) originals of this Agreement and return them to the Fund. The Fund will sign and return one original to Grantee.]

Authorized representatives of each party have executed this Agreement on the date set forth below.

THE FUND:		GRANTEE:

SUSTAINABLE GRANT MAKING		NuvOx Pharma, L.L.C. PARTNERS FUND

By:	/s/ Steven Gold	By:	/s/ Evan Unger
Name:	Steven Gold	Name:	Evan Unger
Title:	President	Title:	CEO
Date:	1/11/2023	Date:	1/11/2023

Address:		Address:	1635 E. 18th Street Tucson, AZ 85719
Attention:	Steven Gold
One Blackfield Drive #259
Tiburon, CA 94920

Fax:		Fax:
Email:	steve@sgpartners.org	Email:

Contact Name Date

Exhibit A

Summary of Charitable, Scientific, or Educational Project of Grantee

NuvOx focuses on diseases where hypoxia (lack of oxygen) plays critical roles. Hypoxia weakens effectiveness for cancer treatments, causes brain death in stroke, and dangers the life of patients with Acute Respiratory Distress Syndrome (ARDS). We are researching the first material to reverse tissue hypoxia. The Active Pharmaceutical Ingredient (API) is dodecafluoropentane (DDFP, C5F12), it emulsifies into liquid with a unique surfactant to form nanobubbles. These nanobubbles carry oxygen, as well as facilitate the oxygen transfer to the tissues level. Carrying ∼ 1,000 x as much O2 as liquids, it is injected IV and is fully synergistic with Standard of Care.

We have positive Phase Ib/II human data in GBM (Glioblastoma, brain cancer, Orphan Drug Designation) and stroke, and pre-clinical data in immuno-oncology and ARDS. FDA allowed Phase IIb trials in GBM and stroke, and we have allowance in Phase II trials in ARDS/Covid patients in Canada.

This grant will be used to further our research, including, but not limited to developing the next generation of the unique surfactant and carrying out next stage of clinical trial in brain cancer.